Exhibit 99.1

Final Transcript
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Conference Call Transcript RGR - Q4 2009 Sturm Ruger Earnings Conference Call Event Date/Time: Feb 25, 2010 / 02:00PM GMT

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Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

CORPORATE PARTICIPANTS

 Mike Fifer
 Sturm, Ruger & Company, Inc - CEO

 Kevin Reid
 Sturm, Ruger & Company, Inc - General Counsel

 Tom Dineen
 Sturm, Ruger & Company, Inc - VP, Treasurer, CFO

CONFERENCE CALL PARTICIPANTS

 Jim Barrett
 CL King & Associates - Analyst

 Brett Jordan
 Avondale Partners - Analyst

 Brian Rafn
 Morgan Dempsey Capital Management - Analyst

 Dan Kozlowski
 Plaisance Capital - Analyst

PRESENTATION

Operator

 Great day ladies and gentlemen, and welcome to the Sturm Ruger and Company 2009 earnings conference call. My name is Katina and I will be your coordinator for today. At this time all participants are in listen-only mode. (Operator instructions) I would now like to turn the presentation over to your host for today's call, Mr. Mike Fifer, Chief Executive Officer. Please proceed.

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Good morning and welcome to our year-end conference call at Sturm Ruger and Company. We'd like to start with the reading of our cautionary statement on forward-looking statements, by Kevin Reid, our General Counsel and then we will give you a quick overview of 2009, including the fourth quarter and we can get right into your questions. Kevin?

 Kevin Reid - Sturm, Ruger & Company, Inc - General Counsel

 Thanks Mike. As before, statements made in the course of this presentation that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future, are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to the Company's reports on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the first, second and third quarters of 2009. Copies of these documents may be obtained through the Company at our website at www.Ruger.com or from the SEC. Furthermore, Management disclaims all responsibility to update forward-looking statements. Mike?

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Thank you Kevin. We had a very good year in 2009, with net sales of $271 million and earnings of $1.44 per share compared with sales of $182 million and earnings of $0.43 per share in 2008. For the fourth quarter of 2009, net sales were $64 million and earnings were $0.31 per share. For the corresponding period in 2008, net sales were $59 million and earnings were $0.28 per share. We are pleased to have improved fourth quarter sales and earnings compared to 2008, because the fourth quarter of 2008 clearly benefited from the post election surge.

Over half of our annual sales growth, or about $50 million, was attributable to increased sales of new products. The definition we are using for new products includes only those major product introductions that have occurred since the beginning of 2008. That includes the LCP, the LCR and the SR-556. We are not counting our SR-9 or any minor line extensions or additional new calibers to mature products.

Demand for our products appears to still be strong, as estimated sell-through of our products from the independent distributors to retailers in 2009 increased by approximately 40% from 2008 and 86% from 2007. This annual growth substantially exceeds the 10% and 25% growth in National Instant Criminal Background Check System background checks over the same period.

For the fourth quarter of 2009 the estimated sell-through of our products from independent distributors to retailers decreased 3% from the fourth quarter of 2008 as compared to a decrease in NICS background checks during the same period of 9%. And for the fourth quarter of 2009 compared to the fourth quarter of 2007, the estimated sell-through of our products increased 74% compared to an increase in NICS checks during the same period of only 16%.

In response to the significant increase in demand in 2009, the company increased production in 2009 by 56% from 2008 and 101% from 2007. This increase production was facilitated by the company's implementation of lean manufacturing, an ongoing process that started in 2006. The work we had undergone the previous 2.5 years on improving production processes paid off as we were able to quickly scale up production once increased volumes of raw materials and castings started to flow.

2009 was also a great year in terms of cash flow, as $47 million of cash was generated from operations. As a result, our balance sheet at December 31, 2009 remains very strong. Our cash, cash equivalents and short-term investments totaled $56 million at the end of the year. Our pre-LIFO working capital of $104 million, less the LIFO reserve of $39 million resulted in a working capital of $65 million and a current ratio of 3 to 1. We have no debt.

In 2009 capital expenditures totaled $14 million. Of that, about 40% was related to new products, about 30% to expansion in capacity and about 30% in the traditional replacement and maintenance. We expect to invest approximately $10 to $15 million for capital expenditures during 2010.

In 2009 we paid dividends totaling $6 million for our shareholders. Yesterday we also announced a dividend of $0.06 per share for the fourth quarter for shareholders of record as of March 12, 2010 and payable on March 26, 2010. On December 31, 2009 $4.7 million remained authorized for share repurchases. On February 5, 2010 we announced that our Board of Directors had expanded this repurchase program to $10 million.

Those are the highlights of the past year and now I'd like to respond to your questions about that year. Operator, can we please have the first question?

 QUESTION AND ANSWER

Operator

 (Operator instructions) Our first question is from Jim Barrett, representing CL King & Associates.

 Jim Barrett - CL King & Associates - Analyst

 I had just two questions. The first, I noticed that your casting business returned to profitability in the quarter. Is that a sustainable underlying improvement in that business or was there something else that might explain that?

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 That's a good question. I don't believe actually there's any material change in the business. We did roll costs and I'm going to ask Tom Dineen to pitch in on whether we rolled cost on December 31 or January 1st. That may have been what you're seeing.

 Tom Dineen - Sturm, Ruger & Company, Inc - VP, Treasurer, CFO

 We did roll costs as of 12-31-09 in the castings for pine tree.

 Jim Barrett - CL King & Associates - Analyst

 And Tom, could you explain exactly what that means? I don't quite understand that.

 Tom Dineen - Sturm, Ruger & Company, Inc - VP, Treasurer, CFO

 What we ended up doing, Jim, is we held our standard costs for our castings fairly constant for the last couple of years in terms of labor and so to better reflect what we thought the actual cost of the castings was, we basically rolled our standard costs as of 12-31-09 and that caused a little bit of a pickup on the balance sheet and consequently, a credit through the P&L.

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Jim, for everyone else on the phone, let me just talk about our castings business for a brief minute. Castings is one of the last places in the manufacturing sector of the business where we are looking at trying to implement lean. We had done some of the traditional early stuff like 5F but we hadn't really developed a good flow system in the foundry.

And what we are trying to do, projects that we've initiated, is to basically breakup one monolithic process into perhaps three or four mini foundries that could be cycled on and off as requirements need. And I think that will make a big difference long-term in making that a profitable sector. I think it's just too big and too complicated to run in an efficient manner and it also results in long lead times the way we do it now. If I want to cast a new prototype part it might take three weeks now for me to get the part and I think we can get it down to where we can get those parts in sort of four or five days if we do this.

The project however, is probably going to take a full 12 months before we get the first mini-foundry really running because there's some new technologies we're trying to implement at the same time to dramatically reduce the period of time it takes to create the ceramic, what they call the investment, the ceramic investment around the wax. So there's a lot in progress. A lot of our internal efforts are focused on the foundry this year, but I don't think any of us should realistically expect a material change in what goes on there for the better part of 12 months.

 Jim Barrett - CL King & Associates - Analyst

  And Mike, can you comment on your sales, how they progressed by month through the quarter? And that's my last question.

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 My recollection is that we're following a fairly traditional pattern that October and November were slower months, December was a bigger month and what you often even have in there is that the last week of December sees a fair amount of shipment of product for example like 1022 that faced a price increase on January 1st and distributors like to really load up on those and avoid that price increase and so we have a 3% margin improvement for them right off the bat. So they'll request that some of those shipments come quite late in the quarter. But that's a fairly typical pattern; it really doesn't vary much from year to year.

Operator

 Your next question is from Brett Jordan representing Avondale Partners.

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Brett Jordan - Avondale Partners - Analyst

 A couple of quick questions. One, some granularity on the CapEx expectation for 2010; where do you expect to be allocated, that's on the $15 million?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 The pattern should be much the same. I'm thinking perhaps as much as 50% will be related to tooling up new products this year and the rest split between capacity expansion and MRO type of CapEx. The reason I gave such a broad range is because when I, for example, tooled up the LCP a couple of years ago, I had idle capacity and so I wasn't starting from scratch, but a couple of the next new products I have coming on this year, I'm going to have to start from scratch unless things slow down a little bit and free up some machine time.

For example, right now in my LCPs I'm running two 12-hour shifts a day and I'm wearing out the people and I'm wearing out the machinery and I don't have any excess capacity to devote to the next product. So, if the volume holds up, I'm going to have to spend towards the high end and if the volume slows down a little bit, then I should be able to spend more like the low end.

 Brett Jordan - Avondale Partners - Analyst

 Okay. I guess along that line of questions, looking at the backlog and the progression of the backlog quarter to quarter, what's the rate of fall off, of customer order cancelation? Clearly it had spiked as people were ordering in expectation of shortage in supply. Are you seeing any deceleration in customer attrition in that backlog?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 No. First off, we don't allow cancelations. We will work with a distributor to time some of the delivery but we don't allow any cancellations. Now the one exception was third quarter which we told you about, where we went out and actively, deliberately canceled all the mini-14 orders and said go ahead and resubmit. And the reason was, I had far too much on order. Early in the year that volume represented maybe six months of sales but then all of the sudden it fell off around June and there we were in the middle of the third quarter and it looked like we had 18 to 24 months worth of business on the books, so we said this is ridiculous; let's just start over. That's the only order cancelation that occurred the entire year and we initiated it.

 Brett Jordan - Avondale Partners - Analyst

 Okay, so Q3 was a onetime event.

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Right.

 Brett Jordan - Avondale Partners - Analyst

 And I guess you talked about new products introduced since the beginning of 2008; do you have the ASP of the SKUs versus the original product?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 I can tell you fairly quickly here that the LCP is on the low end, the LCR is right dead down the middle of our average sell price, maybe it's even $20 higher, and then the 556 is almost $1,000 higher.

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Brett Jordan - Avondale Partners - Analyst

 So the aggregate average selling price?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 I don't think you've seen a whole lot of change in our ASP. I think it's crept up a little bit. Tom Dineen, do you want to check that?

 Brett Jordan - Avondale Partners - Analyst

 It has crept up, certainly. I was wondering whether you had a feeling for what the delta between post 2008 versus pre 2008 SKUs were?

 Tom Dineen - Sturm, Ruger & Company, Inc - VP, Treasurer, CFO

 I don't have that at my fingertips, Brett.

Operator

 (Operator instructions) Your next question is from Brian Rafn representing Morgan Dempsey Capital Management.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Mike, can you give me a sense of your lean manufacturing, you started a few years ago, certainly going to cellular and certainly dramatically decreasing the floor footprint on your shop floor. Give me a sense as to where that process is? Certainly always ongoing, but where might you be in completion to where you set out goal wise?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 As long as everybody accepts that it's an ongoing process and in fact it's not just a manufacturing process but one that we're attempting to deploy throughout the company, including all the administrative functions as well, it's usually the bigger more dramatic needle moving things happen on the manufacturing side. I would say we are really starting in casting; we are not far from starting in some of the small parts, the low volume small parts and we've made huge progress in some of the established product lines, meaning that we're all the way moving forward on super cells for small steel frame revolvers, for mini-14s, next will be super cells for the large frame revolvers, the LCR has got a wonderful cell operation going on that.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 The sense is you guys have certainly launched a lot of new product over the last couple of years, the Smokey Robinson-22 or the LCP LCR, the Striker, the Smokey Robinson-556; what has been your cycle time in actually going from engineering design to prototype to getting a working model, getting it manufactured; how have you compressed that say over the legacy Ruger product cycles, the old batch processing?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Are you talking about the R&D cycle?

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Well, I'm just talking about from the concept -- maybe you can take it from the R&D right through production. Give me a sense or is it about the same? I'm just getting a sense as to how that process from concept to actual working production, has it been a 12-month process, 18-months and has it changed, has there been a delta change over the last two years?

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 It's been probably 12 months longer than we initially planned on any of the most recent product introductions. It turns out that designing a well- functioning firearm is really, really difficult. You've got pressures anywhere from sort of 40,000 psi that happen in a microsecond or less in a mechanical part and lots of times what you design in a 3D CAD system and it works perfectly in the computer, when you put it in real life and have that enormous pressure wave and that microburst, it doesn't actually operate in real life the way it did on the computer.

And also some of the designs like the LCR, it's probably the first truly radical, new, double-action revolver design in many, many, many decades and there hadn't been anybody at Ruger who had done that kind of design and there does not today exist anyone at any of the other firearms companies whose done a completely brand new design of that magnitude. So there was a lot of learning process going on.

I will tell you on the positive side is that we have a very good process that's being adapted throughout the company and people are getting onboard with it, they're learning it, we're seeing some real benefits from it. And so I think that the first step won't necessarily speed up everything we're doing but it will make it more bullet proof and then over time that will speed it up as well.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. Give me a sense as you launch new product, what kind of mix, and certainly you mentioned the radical change in the SR-556, but what mix of a brand new class of firearms, a new frame, so to speak, versus the old kind of Ruger legacy, the derivatives, where you might change a caliber or a boring or a new grips or you put a 1911 grip on the 22 caliber; do you have a sense of if it is that difficult to bring out a new class of firearms, what kind of mix between new firearms versus just model line extensions or derivatives products might you go forward?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 The vast majority of our effort and our staffing is dedicated to new platform products. What we're trying to do is we're trying to staff up full teams, for example, I'd like to have two rifle teams; one for the modern sporting rifle and one for sort of all the other rifles and then each of those would be responsible to bring out a new platform every 12 to 18 months. And then the same thing on the revolver side and then probably I need three teams on the semiautomatic pistol side. And we're not there yet. We're looking for engineers but we have brought a lot on board and I think you'll see some great new products from us.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. A sense for as you look at where you're running you had mentioned running two shifts of 12 hours; if you look at Prescott, Arizona and Newport, New Hampshire, can you give us an idea of how many shifts you're running or is it really varied down to the cell and the product line?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 It varies down to the cell and the product line very much and that changes throughout the year. As an overall company we don't have great apparent seasonality. Individual products have enormous seasonality.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Could you then look at what you guys may have certainly paid in overtime or do you have an overtime budget? Have you run beyond that or are there any products that are running three shifts or is two shifts the top for whatever product, like the LCR, LCP?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 What you'll have is the max will be two 12-hour machining shifts. On assembly we pretty much will do two 8-hour assembly shifts, sometimes two 10-hour assembly shifts. Generally assembly you don't really want a staff on a third shift if you can help it. It takes a while to train people to do it really well and once you've got them going, you've got two good shifts going, you leave it at that.

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. You brought in Robert Gates on the police and military sale side; is that a focus going forward? Historically, legacy Ruger has always been pretty selective in that area. They have not liked discounting. They have not liked police departments that want to give you their scrap guns back. What's your strategy in that area going forward?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 We talked about bringing a gentleman of Bob Gates' capabilities onboard for a while now but concluded we needed to expand our product line so they actually have a portfolio of products to take out there and sell and we're making progress in that regard. We've got a few more planned product lines to come out to fill his bag.

So this is the early stages you're seeing here where he's going out and establishing both military and police relationships and as those start to mature we hope to have a few more products for him to go out and show them. And these are pretty long lead time efforts, to build those relationships, to even be invited to some of the events where you can demo new products and talk about your capabilities. We're also slightly going out and expanding our LE distribution network. We didn't have very many LE distributors and we are significantly increasing that, and we've also got Bob looking at international sales force.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. Mike, on the military side are you seeing military procurement of firearms, is there more differentiation or more standardization, in other words, in the US would the Marine snipers be carrying a different sidearm than say the Navy Seals or would the Army be carrying something different than the military police for the US Air Force and are you seeing smaller, more fragmented bids or are you seeing the military going to more of a standard across the spectrum, a full allocation for all branches?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 I think we're so new to this, I can't give you a reasonable answer. What I've heard anecdotally from our guys is that you want to use the special forces guys to use some of their discretionary money to try out your product, because whatever those boys have, everybody else wants.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. I'll just ask one more and get back in queue. You guys certainly have focused in new products on the LCR, the LCP, the smaller, more lightweight, more mobile, more concealable pistol or revolver; when you look at the top of the product line in the bigger guns like the 50 caliber Barrick, is that a business being that you're going into the military, that instead of getting into the smaller guns, the bigger guns as you came out with the SR-556, is that an incremental area where you have interest or are you guys going to continue with your focus on the sportsman and the hunter and that type of end market?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Specifically with regard to large caliber sniper rifle, a phrase we use is that's a long road to a small house and I think there are much larger commercial opportunities and as much as we all have our own personal favorites about items on the product plan, we're very, very strict about looking at the financial returns and using that as a guideline for what to focus on and put all our engineering resources.

Operator

 Your next question is from Dan Kozlowski representing Plaisance Capital.

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Dan Kozlowski - Plaisance Capital - Analyst

 Obviously great job in 2009. Question for you on share buyback. At one point late in Q4, Ruger was arguably one of the cheapest stocks on an EV to EBITDA basis in the market, you generate a considerable amount of free cash flow relative to your market cap and EV and yet it appears the company did not buy back any shares at that time, so while we applaud the authorization increase, can you provide some color as to why or why not and when you will pull the trigger on a share repurchase based on valuation? No one has better information than you do. The metrics seem to be coming in quite well and everything seems to be rolling along, yet you seem to have held the line on share repurchase. So could you provide some color on that?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Well, I think we've missed some opportunities there, particularly a year ago we missed a huge opportunity when the stock was way down below $5.00 and we're learning from that. Our outlook is much improved now from even where I thought it was a year ago. I really thought that the post election surge would be very short-lived and in some product categories it was short-lived but others seem to be quite sustained. I think we brought a lot of new shooters into the industry and I also think our long-term outlook is even better now than it was a year ago and I think that can make us a little bit more bullish. We generated quite a bit more cash in the meantime, so I think you'll see us being a bit more aggressive on the stock buyback.

I'll tell you how we do it; we wait until after four business days after the end of the quarter and then typically somewhere in that following week we file a 10b5-1 plan for the company that outlines how much we'll spend and at what different stock prices, how much to buy and then it executes on its own and so late in the quarter if there's a sudden stock change like we saw a year ago, where I think it was in November or December, the stock price dropped really low, we were not able to take advantage of that and suddenly change the plan. Once the plan is submitted and locked in, that's what it is for the quarter.

 Dan Kozlowski - Plaisance Capital - Analyst

 Okay thank you. A couple more questions, the new SR9c, can you talk about the success that's had or the challenges it's had in the market? From everything we read sort of on a grassroots level, the product has been very well received. It seems to be a significant upgrade over the SR9. Could you talk a little bit about that particular category and how the SR9c will impact your ability to grow that card? And then as a follow-up to that, I noticed in the Pros, in the 10-K there was a statement saying that the backlog had increased to $70 million as of February 1st, which is somewhat materially better than where the backlog stood at 12-31, so could you give some color and tell me if those interrelate?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 They're very much related. The SR9c is being very well received. People who hold it really like the feel of it in their hands and the fortunate ones who get to take it out to the range are just really impressed by it. This is a gun that it's hard to tell on paper but when you pick it up and go ahead and take it to the range, it's really something else. So there's been huge demand for that, but in general we had a very good show season in January and early February, which is when typically all the distributor shows, plus the Shot Show, we write a lot of business. It's something that happens every year; this is normal.

It's probably not at all unusual for the backlog to be higher at the time the 10-K is published than it was on December 31; that's something you might expect just about every year. But in this case it was fueled quite a bit by the popularity of all our new products. The LCP still did extraordinarily well, the LCR did very well, the SR9c did very well, even our old P95 was very popular, so handguns did exceptionally well in the order writing season. 10/22s did just fine; we were pleased with that and long guns did about what we'd expected, which was they didn't knock the roof off, but we're busy there.

 Dan Kozlowski - Plaisance Capital - Analyst

 Okay great. Last question, on shotguns, this is an area where the new product development has been sort of dormant for a long time, although there was some information in the marketplace saying that you had hired a Chief Engineer for shotgun development and that was quite some time ago. So is there an intention in that space to come out with a new platform, something that could move the needle and give Ruger an increased presence in that vertical or is the overall demand for hunting just something that kind of downgrades the shotgun development on the list of priorities when you think about your total opportunity side?

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 The short answer is, yes, we're excited about it. He's got some great things on paper and we're moving to the prototype stage and we're adding to the staff so we can move that along a little faster.

 Dan Kozlowski - Plaisance Capital - Analyst

 Okay, the question really is you see market opportunities in the shotgun space that if you can develop the right product and have the right timing, there could be a material business opportunity in that vertical?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Yes. Now, keep in mind that when I tell you we're moving from the computer stage to the prototype stage, we're still in the 9 to 12-month period away from when we're satisfied that we've got a gun that we're going into production with and launching a product. That's not three months away, it's more like 9 to 12-months away. We've got to build a bunch of prototypes, we've got to test out some of these theories because we're not just doing a me-too, we're coming out with good stuff and then it will take a lot of field testing, which is kind of fun, then we'll bring it out. And I think also by then we might see a rebound in that shotgun market. Remember, the shotgun market is one of the absolute slowest markets today in the industry. The shotgun guys are not having that much fun.

 Dan Kozlowski - Plaisance Capital - Analyst

 Thank you and again, congratulations, phenomenal 2009 and good stuff for 2010, so keep up the good work. We appreciate it.

Operator

 Your next question is a follow-up from Brett Jordan representing Avondale Partners.

 Brett Jordan - Avondale Partners - Analyst

 A quick follow-up on that question; long guns ex the 556 I think you said didn't knock the roof off. Were long guns up year-over-year in the fourth quarter or was that a category that declined?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Let's see, a year ago the big news was any gun that might be affected by a new assault weapons ban, so pretty much any center fire semiautomatic and for us at the time that was all mini-14s so I am positive that mini-14s were down year-over-year but I doubt there was much change to the bolt actions. I think the bolt actions did fine and the 10/22s are up.

 Brett Jordan - Avondale Partners - Analyst

 And bolt action, I guess you look at the order book at a shot show, is the hunting category showing any signs of life? I guess clearly shotguns are still soft, but is there any improvement on the recreational side?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 We never suffered to the degree that we heard other folks complaining, so if we'd been the only one out there talking about the hunting category, I don't think you would have heard a lot of complaints on our part.

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

Operator

 Your next question is a follow-up from Brian Rafn representing Morgan Dempsey Capital Management.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Mike, on the shotgun side with your kind of reentry into the military and police, is there any thought in the shotgun area versus the old standby, side by side or over and under, to begin building a shotgun perhaps riot gun, assault gun, because of special forces, police and that use shotguns and that's not something you historically have built in the past.

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 The first thing you're going to see from us probably is a reengineered red label over and under that's easier to manufacture and cost less to manufacture but still delivers all the benefits. And then after that you're going to see some new platform products that we don't currently have and of course you should expect us to analyze the market and figure out where the best opportunities are and we're going to go right after them.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. You guys were doing some demolition on the Dorr Woolen building; where does that stand right now?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Basically the external demolition is complete. We knocked down most of the building and we've done some upgrading and then everything froze and got covered by snow, so we'll finish up some of the external touchup work in the spring and we're just finishing up some of the fit-up of the remaining space. That Dorr Woolen building, like a lot of old mill buildings, was built over many decades with different expansions and the part we saved was the front office building where we'll house our LE, military and export and then quite a new warehouse in the back, which will be our finished goods warehouse going forward. A little bit of fit-up but basically we're done.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. Your inventory levels, rebuilding safety stock, you guys certainly published the numbers, I think you said you had 20,100 at factory level and about 96,000 plus in the wholesale channel. Your sense in 2010 is you're rebuilding back to a level higher than that or kind of give us a sense going forward on your safety stock?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Yes, we expect to increase inventories throughout the year. I don't have a specific number for you because I've been wrong every other time I've tried to estimate what we would get to, usually because demand was much stronger than we thought it would be and we couldn't get there. We are watching what the distributors sell to the retailers very, very closely. We meet several times a month and go through line by line by line to see exactly what's selling through and that guides our production and we are very cautiously and carefully saying, for example, if there are 100 units of day of SKU ABC are selling, maybe we'll build one-tenth, where we can. Sometimes we can't. Some products are moving so well that like I said, we're doing two 12-hour shifts and we just can't build anymore.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. Give me a sense on the M&A side, you're out looking, obviously you're not going to disclose what you'd be willing to do, but how broad a category, if you were looking, you're building cash, how broad of ancillary accessories, would be you looking at for the Ruger portfolio slings or holsters or grips, laser targets, scopes, would you get into ballistic armor or Kevlar vests? Is there any limitation or would you stay more on the firearms side?

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 I'll tell you, we got frustrated looking at firearms companies because they were basically almost nobody for sale and the few that were for sale had completely unrealistic expectations, sort of at the height of the market and so at that point we started looking farther afield. However, we're sensing a change as things slow down a little bit, particularly for certain categories and so I think firearms companies are starting to come on the market again at an accelerating pace.

And I think what we've decided to do is to focus back on those for the moment and to look for opportunities that will move the needle. I don't really want to try to build a separate business unit out of a lot of $2 to $5 million acquisitions if we can be a little more patient and nail a big one.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. On the steel casting side, what type of end products would you be as you look to mill, you're going into the mini mill layout, what type of end products would you be looking for in the casting side business?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 First off, quite a lot of the volume is used to take care of our own internally and even within that, there's heavier casting use on mature products than there are on the brand new products, so eventually we've got to build up some of the external and we brought a new salesman on board last year to look at that, we've also expanded one of our better reps we've dramatically expanded their territory, one of the independent reps.

Folks that are out shopping for investment casting are either looking for price, which may lead them offshore if they're allowed to do it, if they don't have export control, or they're looking for rapid turnaround and one of those two usually drives them. And frankly, no domestic investment casting house has been able to compete really on price if somebody has a lot of patience and can take very long lead times, but I think the mini mill approach and some of process changes we're hoping we'll be successful with that dramatically reduce the lead time, will give us an opportunity to go after that segment of business which hopefully would have much better margins than the sort of classic model of just trying to cover your variable costs and absorb a little bit of overhead. We're trying to avoid that.

 Brian Rafn - Morgan Dempsey Capital Management - Analyst

 Okay. Thanks guys, good job.

Operator

 There are no further audio questions at this time.

 Kevin Reid - Sturm, Ruger & Company, Inc - General Counsel

 We did receive one question via the internet you may want to comment on, Mike. One of our listeners has asked, with a strong quarter, just questioning why the $0.06 dividend that was declared?

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 Our dividend is tied very much to an internal measure that we publish once or twice a year where we're looking at really the cash drivers in the business and when you have LIFO income that's not a cash driver, in fact that's a cash drain because you've got to pay Uncle Sam some more taxes and so you'll see that we'll certainly publish that when we get to the annual meeting, but it's close to reported earnings but you've got to pull out some of the non-cash things that boost earnings like LIFO. And I think the $0.06 actually came pretty close to our ratio of 15% of that pretax adjusted operating earnings. So I think the formula is actually still pretty close. I may have done a little bit of rounding from $0.063 or something to $0.06 but it's pretty close.

Final Transcript
Feb 25, 2010 / 02:00PM GMT, RGR - Q4 2009 Sturm Ruger Earnings Conference Call

Operator

 (Operator instructions)

 Mike Fifer - Sturm, Ruger & Company, Inc - CEO

 If that's all the questions, I'd like to thank everybody for participating and look forward to seeing you all at our annual meeting. I hope as many as possible will attend. We look forward to seeing you then and discussing the business.

Operator

 Ladies and gentlemen, thank you for your participation in today's conference. This concludes your presentation. You may now disconnect. Good day.

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